UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2014

THE GREENBRIER COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Commission File No. 1-13146

Oregon	93-0816972
(State of Incorporation)	(I.R.S. Employer Identification No.)

One Centerpointe Drive, Suite 200, Lake Oswego, OR	97035
(Address of principal executive offices)	(Zip Code)

(503) 684-7000

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)	Compensatory Arrangements of Certain Officers.

Amendment to 2010 Amended and Restated Stock Incentive Plan

On October 28, 2014 the Compensation Committee recommended, and on October 29, 2014 the Board of Directors approved, subject to approval of the Company’s shareholders, an amendment to the Company’s 2010 Amended and Restated Stock Incentive Plan in the form of a 2014 Amended and Restated Stock Incentive Plan to increase the dollar value of the automatic restricted stock grants made to non-employee directors immediately following each Annual Meeting of Shareholders, from $100,000 to $125,000.

2015 Bonus Program

On October 28, 2014 the Compensation Committee adopted and approved the 2015 Executive Officer Bonus Program, pursuant to which the Company’s executive officers, including its named executive officers (“NEOs”), may earn bonuses based on Company and/or business unit financial performance and personal goals during fiscal 2015. No bonuses will be paid unless the Company achieves at least the threshold level of performance against its corporate-level adjusted EBITDA goal.

For William A. Furman, President and Chief Executive Officer, and Mark J. Rittenbaum, Executive Vice President and Chief Financial Officer, 75% of the bonus opportunity is based on achievement of the Company’s corporate-level adjusted EBITDA goal and 25% is based on achievement of corporate-level adjusted return on invested capital (“ROIC”) goal. For named executive officer Alejandro Centurion, President of Greenbrier Manufacturing Operations (“GMO”), 30% of the bonus opportunity is based on the corporate-level adjusted EBITDA goal, 45% is based on achievement of GMO’s pre-tax income performance goal, and 25% is based on performance goals related to GMO inventory turns. For named executive officer William Glenn, Senior Vice President and Chief Commercial Officer, 45% of the bonus opportunity is based on the corporate-level adjusted EBITDA goal, 30% is based on European operations pre-tax earnings, and 25% is based on corporate-level ROIC. For named executive officer James T. Sharp, President of Greenbrier Leasing Company LLC (“GLC”), 30% of the bonus opportunity is based on the corporate-level adjusted EBITDA goal, 45% is based on achievement of GLC’s EBIT performance goal, and 25% is based on GLC’s EBIT Before Gains on Sale Performance Goal.

Corporate adjusted EBITDA is defined as EBITDA (net earnings before interest, taxes, depreciation and amortization) before bonus, as reported in quarterly financial disclosures, adjusted for special and non-recurring items listed in the Company’s Umbrella Performance Based Plan for Executive Officers in the discretion of the Compensation Committee. Corporate adjusted ROIC is defined as net operating profit after cash paid during the period for income taxes, divided by Average Invested Capital. Average Invested Capital is calculated as the average balance of revolving notes plus notes payable plus total equity less cash in excess of $40 million.

Each named executive officer has up to three personal goals that are of strategic importance to the Company. The CEO will evaluate goal achievement by executive officers (except the CEO, whose achievement of personal goals will be evaluated by the Compensation Committee), and may recommend to the Compensation Committee the downward (but not upward) adjustment of a bonus award of up to 20% to reflect individual performance or failure to fully achieve personal goals.

Potential bonus payments are established for each executive officer at different percentages of base salary, depending on the achievement of threshold, target or stretch performance against the financial performance goals described above. Bonus amounts will be interpolated for performance between the threshold, target and stretch levels. The target, threshold and stretch bonus amounts for each of the Company’s named executive officers participating in the 2015 Executive Officer Bonus Program, as a percentage of base salary, are as follows:

Named Executive Officer	Threshold	Target	Stretch
William A. Furman	69%	115%	230%
Mark J. Rittenbaum	48%	80%	160%
Alejandro Centurion	54%	90%	180%
William Glenn	48%	80%	160%
James Sharp	48%	80%	160%

Supplemental Retirement Program

On October 28, 2014 the Compensation Committee approved a supplemental retirement program for selected Company executives who do not receive Company contributions under the target benefit program of the Company’s Nonqualified Deferred Compensation Plan. Under the new supplemental retirement program, a discretionary Company contribution in the amount of 6% of annual base salary and actual bonus payment would be made each year on behalf of each participating executive under the Nonqualified Deferred Compensation Plan.

The new program is intended to provide market competitive retirement benefits and greater parity in benefits for executives who do not participate in the target benefit program, including named executive officers Mr. Furman and Mr. Glenn. Named executive officers Messrs. Rittenbaum, Centurion and Sharp participate in the target benefit program and therefore will not participate in the new supplemental retirement program.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

(a) On October 29, 2014 the Board of Directors approved an amendment to the Company’s Bylaws in order to decrease the number of directors from nine to eight, effective as of January 7, 2015.

A copy of the Amendment to the Bylaws of The Greenbrier Companies, Inc. is attached as Exhibit 3.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

3.1	Amendment to the Bylaws of the Greenbrier Companies, Inc. dated October 29, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GREENBRIER COMPANIES, INC.

Date: November 3, 2014	By:	/s/ Martin R. Baker
Martin R. Baker
Senior Vice President, General Counsel and Chief Compliance Officer

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